EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

July 28, 2004	Contact:	Philip R. Roth Vice President, Finance and CFO (217) 228-8205

GARDNER DENVER ANNOUNCES AGREEMENT TO ACQUIRE
NASH_ELMO HOLDINGS, LLC
Acquisition Complements Compressed Air Segment Product Offering and
Widens Global Presence

QUINCY, IL, (July 28, 2004) — Gardner Denver, Inc. (NYSE: GDI) announced today that it has signed a definitive agreement to acquire nash_elmo Holdings, LLC (“nash_elmo”), a leading global manufacturer of industrial vacuum pumps, for a purchase price of $223.5 million in cash. For the year ended December 31, 2003, nash_elmo’s revenues and earnings before tax were $212.4 million and $7.8 million, respectively. For the six months ended June 30, 2004, nash_elmo’s revenues and earnings before tax were $110.3 million and $5.6 million, respectively. For the trailing twelve months ended June 30, 2004, nash_elmo’s revenues and earnings before tax were $222.2 million and $9.7 million, respectively. Adjusted EBITDA (See Note 1 for definition and reconciliation) for the trailing twelve months ended June 30, 2004 was $27.0 million. Gardner Denver expects to finance the acquisition through a revised and expanded senior secured bank facility.

The company's primary manufacturing locations are located in Bad Neustadt and Nuremberg, Germany; Zibo, China; and Campinas, Brazil. nash_elmo also has other locations around the world to support sales, customer service, distribution, and the packaging of vacuum pump systems.

nash_elmo was formed through the 2002 combination of the operations of The Nash Engineering Company (based in Trumbull, CT) and elmo vacuum technology GmbH (based in Nuremberg, Germany). As a result of the 2002 combination, Boston-based Audax Private Equity has held the controlling ownership interest in nash_elmo. The Nash Engineering Company has retained a minority ownership interest in nash_elmo as a result of its contribution to the 2002 combination.

Ross Centanni, Chairman, President and Chief Executive Officer of Gardner Denver said, “We are very pleased at the prospect of adding the nash_elmo businesses to Gardner Denver. The Nash and elmo names are well-established in industrial vacuum applications, and the acquisition continues the global diversification of our revenue base. More than two-thirds of nash_elmo sales are to customers outside the United States. The liquid ring vacuum pump and side channel blower product lines, nash_elmo’s strengths, are complementary to the existing product portfolio of our Compressed Air Products segment. nash_elmo has a proven track record of successful international operations, with significant manufacturing operations on three continents. Consistent with our stated strategic goals, this acquisition would further expand the international scope of our business, permitting us to capitalize on greater opportunities to better serve customers on a global basis.”

The acquisition is expected to close during the third quarter of 2004. Closing is subject to customary closing conditions including the receipt of applicable regulatory approvals. There are certain non-recurring, non-cash adjustments required under accounting principles generally accepted in the U.S. (primarily the adjustment of inventory to fair value) that are expected to result in a mildly dilutive impact on Gardner Denver's net income in 2004, assuming a third quarter closing. This acquisition is expected to be accretive to earnings for years after 2004.

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Note 1

EBITDA consists of net income before provision for income taxes, interest expense and depreciation and amortization. EBITDA is not a measurement of financial performance or liquidity determined in accordance with accounting principles generally accepted in the United States and should not be considered as an alternative to net income, net cash provided by operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles. We present EBITDA because we believe it is frequently used by analysts, investors and other interested parties in the financial evaluation of companies in our industry, and we believe it provides useful information to investors. Our definition of EBITDA, however, may differ from the definition used by other companies. The adjusted EBITDA presented here also reflects the removal of items that are expected to be non-recurring. A reconciliation of nash_elmo's net income to adjusted EBITDA for the trailing twelve months ended June 30, 2004 is as follows (amounts in millions):

Net income	$ 7.2
Provision for income taxes	2.5
Interest expense	4.6
Depreciation and amortization	9.1

EBITDA	23.4
Non-recurring restructuring charges	3.3
Other non-recurring items (including management fees), net	0.3

Adjusted EBITDA	$ 27.0

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Gardner Denver, with 2003 revenues of $440 million ($578 million on a pro forma basis including Syltone), is a leading manufacturer of reciprocating, rotary and vane compressors and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets and other fluid transfer equipment serving chemical, petroleum and food industries. Gardner Denver's news releases are available by visiting the Investor Relations page on the Company's website (www.gardnerdenver.com).

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including without limitations, the expected effect on earnings from the acquisition. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements. The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the ability to complete the nash_elmo acquisition and identify, negotiate and complete possible future acquisitions; (2) the speed with which the Company is able to integrate acquisitions and realize the related financial benefits; (3) the ability to maintain and to enter into key purchasing, supply and outsourcing relationships; (4) the ability to effectively manage the transition of iron casting supply to alternate sources and the skill, commitment and availability of such alternate sources (5) the successful implementation of other strategic initiatives, including, without limitation, restructuring plans, inventory reduction programs and other cost reduction efforts; (6) the domestic and/or worldwide level of oil and natural gas prices and oil and gas drilling and production, which affect demand for the Company's petroleum products; (7) changes in domestic and/or worldwide industrial production and industrial capacity utilization rates, which affect demand for the Company's compressed air products; (8) pricing of the Company's products; (9) the degree to which the Company is able to penetrate niche and international markets; (10) changes in currency exchange rates (primarily between the U.S. dollar, the euro and the British pound); (11) changes in interest rates; (12) the ability to attract and retain quality management personnel; (13) market performance of pension plan assets and changes in discount rates used for actuarial assumptions in pension and other postretirement obligation and expense calculations; (14) the continued ability to effectively manage and defend litigation matters pending, or asserted in the future, against the Company; (15) the development and acceptance of the Company's new product offerings; and (16) the continued successful implementation and utilization of the Company's electronic services. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, even though its situation and circumstances may change in the future.

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